[PULASKI FINANCIAL CORP. LETTERHEAD]



                   PULASKI FINANCIAL SELLS KANSAS CITY BRANCH

ST LOUIS, OCTOBER 11, 2005 -- Pulaski Financial Corp. (NASDAQ: PULB) the holding company for Pulaski Bank, announced today that Pulaski Bank and UMB Bank, NA have entered into a purchase and assumption agreement under which Pulaski Bank will sell its Kansas City, Missouri branch office to UMB Bank. As of June 30, 2005, the deposits to be assumed by UMB Bank totaled approximately $25 million.

Pulaski Financial said it expects to receive proceeds from the sale of approximately $3,250,000 and recognize a gain of approximately $2,750,000 in connection with the transaction. No loans will be transferred in connection with the branch sale.

"We are pleased that the purchaser of our Wornall branch is focused on the goal of serving the banking needs of those customers. We are constantly evaluating our strategy and aspire to be opportunistic for our shareholders," said William
A. Donius, Pulaski Financial chairman and CEO. "We have determined that the capital represented by the Kansas City branch can be put to more effective use by re-deploying it. Proceeds from the sale will be used to help focus our efforts on our core retail and commercial banking market where we have operated for the past 83 years - the St. Louis metropolitan area.

"Although we are selling our retail branch in Kansas City, Missouri; we remain committed to our loan production office in Overland Park, Kansas, Pulaski Bank Home Lending. Our lending group has become one of the top five lenders in the greater Kansas City market over the past several years. We will continue to build and invest in that successful operation," Donius added.

Pulaski Financial Corp., operating in its 83rd year through its subsidiary, Pulaski Bank, serves customers throughout the St. Louis and Kansas City metropolitan areas. The bank offers a full line of quality retail-banking products through eight full-service branch offices. The company's website can be accessed at www.pulaskibankstl.com. Visit the shareholder information page for
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useful and comparative data.

Statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which contain the words "expects", "intends" and words of similar import, are subject to numerous risks and uncertainties disclosed from time to time in documents the company files with the Securities and Exchange Commission, which could cause actual results to differ materially from the results currently anticipated.

FOR ADDITIONAL INFORMATION CONTACT:

William A. Donius, Chairman & CEO                Michael Arneth or Brien Gately
Pulaski Financial Corp.                          The Investor Relations Company
(314) 878-2210 Ext. 3610                         (847) 296-4200


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